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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

        INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES
      13d-1 (b) AND (c) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                                       ( )*



                             PREDICTIVE SYSTEMS INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    74036W102
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                                 (CUSIP Number)

                                December 31, 1999
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             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        [ ] Rule 13d-1(b)
        [ ] Rule 13d-1(c)
        [X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)



                                Page 1 of 6 Pages


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----------------------------------               -------------------------------
CUSIP NO. 74036W102                   13 G             Page 2 of 6 Pages
----------------------------------               -------------------------------

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1          NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                   Cisco Systems, Inc.
                   Tax ID Number:            77-0059951
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2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
           NOT APPLICABLE                               (a)  [ ]      (b)  [ ]
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3          SEC USE ONLY
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4          CITIZENSHIP OR PLACE OF ORGANIZATION
                   USA
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          NUMBER OF            5      SOLE VOTING POWER
           SHARES                     1,242,000 (See Item 4)
        BENEFICIALLY           -------------------------------------------------
        OWNED BY EACH          6      SHARED VOTING POWER
          REPORTING                   0
           PERSON              -------------------------------------------------
            WITH                      SOLE DISPOSITIVE POWER
                               7      1,242,000 (See Item 4)
                               -------------------------------------------------
                               8      SHARED DISPOSITIVE POWER
                                      0
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9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
           REPORTING PERSON                              1,242,000  (See Item 4)
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
           EXCLUDES CERTAIN SHARES*                                       [ ]
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11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                          5.4%
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*
                                                                           CO
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!


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                                                              Page 3 of 6 Pages



ITEM 1(a).     NAME OF ISSUER:

               Predictive Systems Inc.

ITEM 1(b).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               145 Hudson Street
               New York, New York 10013


ITEM 2(a).     NAME OF PERSON FILING:

               Cisco Systems, Inc.

ITEM 2(b).     ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:

               Cisco Systems, Inc.
               170 W. Tasman Drive
               San Jose, CA 95014
               State of Incorporation:  California

ITEM 2(c)      CITIZENSHIP:

               USA

ITEM 2(d).     TITLE OF CLASS OF SECURITIES:

               Common Stock

ITEM 2(e).     CUSIP NUMBER:

               172 75 R 102

ITEM 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b), check whether the person filing is a:

               Not Applicable



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                                                               Page 4 of 6 Pages


ITEM 4.        OWNERSHIP:

               The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 1999:

                      (a)    Amount beneficially owned:   1,242,000

                      (b)    Percent of Class:     5.4%

                      (c)    Number of shares as to which such person has:

                                 (i)     Sole power to vote or to direct the
                                         vote:                      1,242,000

                                 (ii)    Shared power to vote or to direct the
                                         vote:                              0

                                 (iii)   Sole power to dispose or to direct the
                                         disposition of:            1,242,000

                                 (iv)    Shared power to dispose or to direct
                                         the disposition of:                0

ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

               Not applicable.

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

               Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
               COMPANY:

               Not applicable.

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

               Not applicable

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP:

               Not applicable


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                                                               Page 5 of 6 Pages



ITEM 10.       CERTIFICATION:

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect


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                                                               Page 6 of 6 Pages



                                   SIGNATURES

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                       Dated:  March 14, 2000


                                       CISCO SYSTEMS, INC.


                                       By: /s/ Charlie Giancarlo
                                          --------------------------------------

                                       Title: SVP Small/Medium Line of Business
                                              ----------------------------------